Exhibit 3.5

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

OF

COMMONWEALTH BANKSHARES, INC.

1.	Name. The name of the corporation is Commonwealth Bankshares, Inc. (the “Corporation”).

2.	Text of Amendment. Article III of the Corporation’s Articles of Incorporation shall be amended to read as follows:

“Section 1. Number of Shares

The aggregate number of shares of Capital Stock which the Corporation shall have authority to issue, the class and par value per share thereof are as follows:

Class	Number of Shares	Par Value Per Share
Common	15,000,000	$2.50
Preferred	300,000	$25.00

The remainder of Article III is not amended hereby.

3.	Adoption by Directors. The amendment was adopted on May 17, 2005 by the Corporation’s Board of Directors.

4.	Approval by Shareholders. The shareholders of the Corporation’s Common Stock approved this amendment at the Annual Meeting of Shareholders held on June 28, 2005. There were 3,053,944 shares of Common Stock entitled to vote at the Annual Meeting and each share was entitled to one vote on any matter presented for voting thereat. At the Annual Meeting, there were 2,049,671 votes for this amendment, 185,464 votes against this amendment, 9,242, abstained from voting and there were 809,567 shares not voted. The votes cast in favor of this amendment exceeded that vote required under Virginia law and the Corporation’s Articles of Incorporation to approve this amendment.

Dated: September 21, 2005	COMMONWEALTH BANKSHARES, INC.

	By:	/s/ Cynthia A. Sabol
Cynthia A. Sabol
Chief Financial Officer